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                                                                       EXHIBIT D

                             POST-CLOSING AGREEMENT

         The undersigned covenant and agree with one another that they will take, or cause to be taken, each of the following actions on February 10, 2000, or as soon thereafter as is reasonably possible:

    1. Anthony Perino will make payment to LEXON Technologies, Inc. (the "Company") of $100,000 by wire transfer.

    2.   Thomas Reick will resign as a director of the Company.

    3. Each of Anthony Perino, Stanley Peskaitis and Steven J. Peskaitis will amend that certain Voting Trust Agreement, of even date herewith, by and among the parties hereto, to provide for (i) the deposit of an additional 1,500,000 shares of the Company's common stock into the Voting Trust, subject to the prior rights of the holders of certain leins with respect to such shares and (ii) the release of shares from the Voting Trust to the extent such released shares are not necessary for Anthony Perino to maintain ownership of fifty-one percent (51%) of the issued and outstanding common stock of the Company.

    4. Stanley Peskaitis and Steven J. Peskaitis will enter into agreements with the Company (a) providing that no additional warrants will be issued in connection with any extension or modification related to the maturity date of their outstanding loans to the Company, and (b) amending their outstanding Warrants to provide that the strike price thereof is and will remain (i) $0.50 per share with respect to one-half of such warrants and (ii) $0.25 per share with respect to the other half of such warrants.

    5. Steven J. Peskaitis and the Company will deliver to Perino Schedules 4.12(e), 4.15.1, 4.16 and 4.22 to that certain Stock Purchase Agreement of even date herewith.



                                                          /s/ Anthony Perino
                                            ------------------------------------
                                            Anthony Perino


                                                          /s/ Stanley Peskaitis
                                            ------------------------------------
                                            Stanley Peskaitis


                                                         /s/ Steven J. Peskaitis
                                            ------------------------------------
                                            Steven J. Peskaitis